THIS AGREEMENT is made on March 15, 2009

BETWEEN:

(1) **GLOBE LABORATORIES INC.** a company incorporated in British Columbia, Canada, having an address at 1-8755 Ash Street, Vancouver, BC. V6P 6T3 ("**Globe Labs**"); and

(2) **GLOBAL HEALTH VENTURES INC.** a Nevada Corporation having its principal place of business at 1023-409 Granville Street. Vancouver, BC. V6C 1T2 ("**GHLV**").

BACKGROUND

(1) Globe Labs owns certain technology relating to the use of Chitosan for sublingual drug delivery comprising the Licensed Patents and the Know-how.

(2) GHLV wishes to acquire rights under the Licensed Patents and to use the Know-how for the development and commercialisation of Licensed Products in the Field and in the Territory, in accordance with the provisions of this Agreement.

OPERATIVE PROVISIONS

1 Definitions

In this Agreement, the following words shall have the following meanings:

'Affiliate' in relation to a Party, means any entity or person which controls, is controlled by, or is under common control with that Party. For the purposes of this definition, 'control' shall mean direct or indirect beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be;

'Calendar Quarter' means a period of three months ending on 31 March, 30 June, 30 September or 31 December;

'Chitosan' means Globe Labs' proprietary bioadhesive chitosan mucosal delivery system referred to in Schedule A;

'Commencement Date'	means the date of execution of this Agreement;
'Field'	means the sublingual delivery of Sildenafile sildenafil (1-[4-ethoxy-3-(6,7-dihydro-1-,ethyl-7-oxo-3-propyl-1H-pyrazolo[4,3-d]pyrimidin-5-yl)phenylsulphonyl] -4-methyl piperazine, CAS 139755-83-2). or Viagra(TM) in combination with Chitosan for erectile dysfunction and other conditions;
'Know-how'	means the technical information in the Field: (a) developed by Globe Labs prior to the Commencement Date and relating directly to the inventions claimed in the Licensed Patents; or (b) developed in the course of the Project by GHLV;
'Licensed Patents'	any and all of the patents and patent applications referred to in the SCHEDULE 1, and any and all of the patents and patent applications (if any) which may be made during the term of this Agreement and which form part of the Project IPR, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;
'Licensed Products'	means any product which, at the time of development, manufacture, sale, offering for sale, or import would infringe a valid claim of a Licensed Patent then in force in the country in which the activity at issue takes place;
'Net Sales'	means the gross sales of the Licensed Product for a period less (a) promotional allowances, rebates, quantity and cash discounts, and other usual and customary discounts to customers, (b) taxes and duties paid, absorbed, or allowed which are directly related to the sale, (c) the amount of charge-backs and amounts repaid or credited by reason of rejections, damages, or return of goods, or because of retroactive price adjustments justified by trade practices, (d) discounts, rebates, or other payments

	required by law to (e) any amounts written off as uncollectible payments or debts owed, all determined in accordance with generally accepted accounting principles;
'Non-severable Inventions'	shall mean any invention which can only be practised using the Licensed Patents and the Know-how;
'Parties'	Globe Labs and GHLV, and 'Party' shall mean either of them;
'Project'	the further development by GHLV of the inventions and developments described in the Licensed Patents and the Know-how.
'Project Development Committee'	means the committee established under Clause 3;
'Project IPR'	any and all inventions, know-how, data and other developments in the Field made in the course of the Project, and any patent applications, patents and other intellectual property that may be generated in respect of such inventions, know-how, data and developments during the term of this Agreement;
'Severable Invention'	shall mean any inventions which are not Non-severable Inventions;
'Term'	has the meaning given in clause 9.1;
'Territory'	means worldwide;
'Valid Claim'	a claim of a patent or patent application that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2 Grant of rights

2.1 Licences

Globe Labs hereby grants to GHLV, subject to the provisions of this Agreement:

(a) an exclusive licence in the Field under the Licensed Patents to develop, manufacture, have manufactured, use and sell the Licensed Products in the Field in the Territory; and

(b) a non-exclusive licence in the Field to use the Know-how, (with the right to sub-license, subject to clause 2.3 below) to develop, manufacture, have manufactured, use and sell Licensed Products in the Field in the Territory.

2.2 Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to above, the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted.

2.3 Sub-licensing

GHLV shall be entitled to grant sub-licences of its rights to the Know-how (pursuant to clause 2.1(b) of this Agreement) to any person, provided that:

(a) Globe Labs provides prior written consent, which may not be unreasonably withheld, to such a sub-licence;

(b) the royalties and other consideration provided for in the sub-licence shall be at an amount or rate which is not less than the amount or rate provided for in this Agreement;

(c) the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on GHLV under this Agreement;

(d) the sub-licence shall terminate automatically on the termination of this Agreement for any reason;

(e) within thirty (30) days of the grant of any sub-licence GHLV shall provide to Globe Labs a true copy of it; and

(f) GHLV shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of GHLV

under this Agreement, and GHLV shall indemnify Globe Labs against any loss, damages, costs, claims or expenses which are awarded against or suffered by Globe Labs as a result of any such breach by the sub-licensee.

2.4 Reservation of rights

Globe Labs shall have the exclusive, worldwide, sub-licensable right to use, develop and commercialise Project IPR outside the Field.

2.5 No other licence

It is acknowledged and agreed that no licence is granted by Globe Labs to GHLV other than the licences expressly granted by this Agreement. Without prejudice to the generality of the foregoing Globe Labs reserves all rights under the Licensed Patents and Know-how outside the Field. GHLV can not use the Chitosan technology for any other product than specific Product covered in the Field or for any other use.

3 Product Development Committee

3.1 Each Party has the right to appoint up to three persons each to be on the Product Development Committee ("PDC"). Each member of the PDC shall have the right to provide a deputy whenever they deem it appropriate and each Party shall have the right to replace its representatives, as necessary, although each shall use all reasonable endeavours to maintain the continuity of its representation on the PDC.

3.2 The PDC shall meet when necessary and at least once every Calendar Quarter. The PDC may elect to hold the meetings by telephone conference, video conference, electronic conference or in person.

3.3 The PDC shall be in charge of the overall strategic direction and management of the Project. Subject to this Agreement, the PDC shall be responsible for:

(a) directing and advising on the scientific aspects of the Project in order that the milestones can be met;

(b) co-coordinating the movement of personnel and equipment between the Parties, where beneficial to achieving the milestones and

3.4 A nominee from GHLV (the "Chair") shall chair meetings of the PDC for the first year from the Commencement Date, after which the Chair shall alternate between the Parties on an annual basis.

3.5 All decisions of the PDC shall be made by majority agreement and recorded in a minute book that shall be agreed to by the PDC as a true record of the decisions and signed by the Chair of the PDC. Each Party shall bear its own costs in relation to PDC meetings. The Parties agree to fund equally all other reasonable out-of-pocket expenses incurred by the PDC (unless otherwise agreed by the Parties in writing) provided that such expenses have been previously approved by a unanimous vote of the PDC.

4 Provision of Know-how

4.1 Upon GHLV's reasonable request, Globe Labs shall supply GHLV with all Know-how that has not previously been disclosed and which is reasonable necessary or desirable to enable GHLV to undertake the Project.

4.2 The cost of this transfer shall be paid by GHLV. All dealings with Know-how under this Agreement by either Party shall be subject to the confidentiality provisions of clause 4.6.

4.3 GHLV acknowledges that the Know-how is at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items, including without limitation Know-how (together 'Delivered Items') provided under or in connection with this Agreement are provided 'as is' and without any express or implied warranties, representations or undertakings.

4.4 GHLV shall be exclusively responsible for the technical and commercial development and manufacture of the Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable for all Licensed Products sold or supplied.

4.5 GHLV undertakes that for a period of ten (10) years from the Commencement Date or for so long as the Know-how remains subject to the obligations of confidence of clause 4.6, whichever is the shorter, it will not use the Know-how for any purpose except as expressly

licensed hereby and in accordance with the provisions of this Agreement.

4.6 Each Party (the 'Receiving Party') undertakes:

(a) to maintain as secret and confidential all Know-how and other technical or commercial information obtained directly or indirectly from the other Party ("Disclosing Party") in the course of or in anticipation of this Agreement and to respect the Disclosing Party's rights therein;

(b) to use the same exclusively for the purposes of this Agreement; and

(c) to disclose the same only to those of its employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

4.7 The provisions of clause 4.6 shall not apply to Know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

(a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

(b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

(c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

(d) the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is

reasonably practicable, and (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures.

4.8 The Receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party's information to which clause 4.6 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clauses 4.6 and 4.7 and which apply to the Disclosing Party's information.

5 Payments

5.1 Payment & Milestones

Within thirty (30) days of the Commencement Date, GHLV shall pay to Globe Labs the non-refundable sum of US$25,000 ("Milestone 1"). GHLV shall also pay Globe Labs the following sums on completion of the following milestones:

(a) Milestone 2: Upon availability of draft data from the Phase II data: US$250,000;

(b) Milestone 3: Upon availability of draft data from the Phase III data: US$1,000,000; and

(c) Milestone 4: Upon regulatory filing for approval:US$3,500,000

5.2 Royalties

For the duration of the Term, GHLV shall pay to Globe Labs a royalty of 2% of the Net Sales of all the Licensed Products or any part thereof sold by GHLV or its sub-licensees.

5.3 Combination Products

If any Licensed Products are incorporated in any other product ('Combination Product') supplied by GHLV or its sub-licensees and the

Licensed Product is not priced separately from the Combination Product, the value of the Net Sales of such Licensed Product shall be deemed to be the fair market value of the Licensed Product in the country of sale when sold separately or that proportion of the Net Sales Value of the Combination Product which is attributable to the Licensed Product, comparing the manufacturing cost of the Licensed Product with that of the Combination Product, as in the following formula: Net Sales Value of Licensed Product = (manufacturing cost of Licensed Product divided by total manufacturing cost of Combination Product) x Net Sales Value of Combination Product.

5.4 Minimum payment

a) Minimum Payment: Until the initiation of the marketing of the Product or receiving royalties from sub-licensee, GHLV shall pay Globe Labs a sum of $200,000 per year towards further research (SCHEDULE 2). The payments shall be in equal amount (i.e. $50,000) for each quarter of each year. The payments shall be at the beginning of each calendar quarter.

b) Minimum Royalties: If the royalties payable under clause 5.2 are less than US$1,000,000 ("Minimum Royalty") in any calendar year, GHLV shall pay to Globe Labs the amount by which the said royalties are less than the Minimum Royalty within 60 days of the end of such calendar year, failing which Globe Labs shall be entitled to terminate this Agreement and all licences granted under this Agreement by notice in writing to GHLV given at any time after the expiry of the said 60 day period. If this Agreement ends on any day other than the end of a calendar year (i.e. December 31), the Minimum Royalty due for that year shall be reduced, *pro-rata*, i.e. the minimum amount due shall be the Minimum Royalty for a complete year multiplied by the number of days of the final calendar year during which this Agreement was in force, and divided by 365 days.

5.5 Payment dates

Royalties due under this Agreement shall be paid within sixty (60) days of the end of each Calendar Quarter in respect of sales of Licensed Products made during each Calendar Quarter and within sixty (60) days of the termination of this Agreement.

5.6 Payment terms

All sums due under this Agreement:

(a) are exclusive of taxes which where applicable will be paid by GHLV to Globe Labs in addition;

(b) shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except in so far as GHLV is required to deduct the same to comply with applicable laws. The Parties shall co-operate and take all steps reasonably and lawfully available to them, at the expense of Globe Labs, to avoid deducting such taxes and to obtain double taxation relief. If GHLV is required to make any such deduction it shall provide Globe Labs with such certificates or other documents as it can reasonably obtain to enable Globe Labs to obtain appropriate relief from double taxation of the payment in question; and

(c) shall be made by the due date, failing which Globe Labs may charge interest on any outstanding amount on a daily basis at a rate equivalent to 4% above the commercial banks.

5.7 Exchange controls etc

If at any time during the continuation of this Agreement GHLV is prohibited from making any of the payments required hereunder by a governmental authority in any country then GHLV will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within seven (7) days of receiving such permission. If such permission is not received within thirty (30) days of GHLV making a request for such permission then, at the option of Globe Labs, GHLV shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by Globe Labs within such country or such royalty payments shall be made to an associated company of Globe Labs designated by Globe Labs and having offices in the relevant country designated by Globe Labs.

5.8 Royalty statements

GHLV shall send to Globe Labs at the same time as each royalty payment is made in accordance with clause 5.2 a statement setting out, in respect of each territory or region in which the Licensed Products are sold, the types of the Licensed Product sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and US dollar and showing the conversion rates used, during the period to which the royalty payment relates.

5.9 Records

(a) GHLV shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of the Licensed Products sold by it, and the amount of sublicensing revenues received by it in respect of the Licensed Products, on a country by country basis, and being sufficient to ascertain the royalties due under this Agreement.

(b) GHLV shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by Globe Labs for the purpose of verifying the accuracy of any statement or report given by GHLV to Globe Labs under this clause 5.

(c) GHLV shall ensure that Globe Labs has the same rights as those set out in this clause 5.10 in respect of any sub-licensee of GHLV which is sub-licensed under the Licensed Patents or Know-how pursuant to this Agreement.

6 Commercialisation

6.1 During the Term of this Agreement, GHLV or its sub-licensees shall:

(a) take all commercially reasonable steps to commence sales of Licensed Product in 2018 (unless there are specific litigation, safety or force majeure reasons preventing such sales from occurring) and within three (3) months of approval by the relevant regulatory authorities;

(b) prior to approval, provide commercially reasonable regulatory affairs support and guidance with respect to the Licensed Product;

(c) launch, promote, market and sell the Licensed Product in a manner consistent with GHLV's other products;

(d) ensure that all of the Licensed Products marketed by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

6.2 Without prejudice to the generality of GHLV's obligations under clause 6.1, GHLV shall, during the Term of this Agreement, provide to Globe Labs:

(a) within thirty (30) days after the end of each Calendar Quarter (and, if earlier, within thirty (30) days after the end of the Term) the quantities of Licensed Products sold by GHLV or any sub-licensees during that Calendar Quarter (or between the end of the previous Calendar Quarter and the end of the Term), including details of any Combination Products and Globe Labs will then invoice GHLV for the relevant deferred payment;

(b) at least annually, an updated, written development plan, showing all past, current and projected activities taken or to be taken by GHLV to bring Licensed Products to market and maximise the sale of the Licensed Products in the Territory (Globe Labs's receipt or approval of any such plan shall not be taken to waive or qualify GHLV's obligations under clause 6.1);

(c) copies of all relevant regulatory correspondence within fourteen (14) business days of receipt (such correspondence to include, but not be limited to, adverse

event reporting; pharmaco-vigilance reports and other information that could be pertinent to regulatory authorities, in the reasonable view of an independent expert in the Field.

7 Intellectual property

The current license (Agreement) is covered by the patent application as per Exhibit A.

7.1 Obtain and maintain the Licensed Patents

GHLV shall at its own cost and expense:

(a) co-operate with Globe Labs and its Sub-licensee(s) outside the Field (if any) and endeavour to obtain valid Licensed Patents in the Field so as to secure the broadest monopoly reasonably available; and

(b) pay all renewal fees in respect of the Licensed Patents as and when due

provided that if GHLV wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) it shall give twelve (12) months prior written notice to Globe Labs and on the expiry of such notice period GHLV shall cease to be licensed under the patent application or patent identified in the notice.

7.2 Without prejudice to the provisions of clause 7.3, the Parties agree that all Project IPR (excluding any Severable Inventions) shall be owned by Globe Labs, subject to the provisions of this Agreement, but Globe Labs shall grant an exclusive license under all Project IPR (including any Non-Severable Inventions) to GHLV in the Field in the Territory on a paid-up, royalty free basis.

7.3 Infringement of the Licensed Patents

(a) Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Licensed Patents in the Field, and

the Parties shall consult with each other to decide the best way to respond to such infringement.

(b) If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then GHLV shall be entitled to take action against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action, after reimbursing Globe Labs for any reasonable expenses incurred in assisting it in such action. Globe Labs shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense. If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with Globe Labs's other licensees (if any) in relation to any such action.

7.4 Infringement of third party rights

(a) If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Licensed Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b) GHLV shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Globe Labs must be obtained before taking such action or making such settlement.

7.5 License Expansion

This License does not automatically give rights to GHLV to use the Patent (SCHEDULE 1) for any product other than the product mentioned in the Field. I f GHLV wishes to expand the current license to include another product using the technology described in Exhibit A, first it requires to obtain a written permission from Globe Labs. If Globe Labs agreed to expand the License under an amendment document, all the Terms of clause 5 of this License Agreement shall apply again to each of the new product to be covered under an amendment.

8 Warranties and liability

8.1 Warranties by Globe Labs

Globe Labs warrants, represents and undertakes as follows:

(a) subject to clause 8.3, it is the owner of the Licensed Patents and has caused its directors and employees to execute such assignments of the Licensed Patents as may be necessary to give title to the Licensed Patents to Globe Labs; and

(b) it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by GHLV of the rights granted to it under this Agreement, namely:

(i) grant or agree to grant any rights in the Licensed Patents or any improvements thereto; or

(ii) assign, mortgage, charge or otherwise transfer any of the Licensed Patents or (subject to clause 9.3 below) any of its rights or obligations under this Agreement.

8.2 No other warranties

(a) Each of GHLV and Globe Labs acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law

are excluded from this Agreement to the fullest extent permitted by law.

(b) Without limiting the scope of clause 8.2(a), Globe Labs does not give any warranty, representation or undertaking:

(i) as to the efficacy or usefulness of the Licensed Patents or Know-how; or

(ii) that any of the Licensed Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

(iii) that the use of any of the Licensed Patents or Know-how, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

(iv) as imposing any obligation on Globe Labs to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Patents; or

(v) as imposing any liability on Globe Labs in the event that any third party supplies Licensed Products to customers located in the Territory.

8.3 Indemnity

(a) GHLV shall indemnify and hold harmless Globe Labs, and its respective officers, employees, consultants, agents and representatives (the 'Indemnities') against all third party Claims which may be asserted against or suffered by any of the Indemnities and which relate to:

(i) the use of any Delivered Items, or

(ii) the manufacture, distribution, sale, supply or use of any Licensed Products or any other products or services which incorporate any Delivered Items,

(iii) by or on behalf of GHLV, its Affiliates or sub-licensees, or subsequently by any third party, including without limitation claims based on product liability laws.

(b) For the purpose of this clause 8.3, "Claims" shall mean all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs) incurred in connection therewith.

8.4 Liability

Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

9 Duration and termination

9.1 Term

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 9, shall continue in force on a country by country basis until the later of:

(a) the date on which all the Licensed Patents have expired or been revoked without a right of further appeal; and

(b) and on such date this Agreement and the licences granted hereunder shall terminate automatically when the marketing is seized.

9.2 Early termination

(a) GHLV may terminate this Agreement at any time on at least six (6) months' notice in writing to Globe Labs.

(b) Globe Labs may terminate this Agreement on at least six (6) months' notice in writing to Globe Labs in the event that GHLV is in breach of a material of term of this Agreement which is not remedied within thirty (30) days of GHLV receiving notice specifying the breach and requiring its remedy such breach.

(c) Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party ('Other Party'), such notice to take effect as specified in the notice:

(i) If the Other Party is in breach of this Agreement and, in the case of a breach capable of remedy within thirty (30) days, the breach is not remedied within thirty (30) days of the Other Party receiving notice specifying the breach and requiring its remedy; or

(ii) if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party's assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

(c) Globe Labs may forthwith terminate this Agreement by giving written notice to GHLV if GHLV or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity or ownership of any of the Licensed Patents.

9.3 Consequences of termination

(a) Upon termination of this Agreement by expiry under clause 9.1 above, GHLV shall have the non-exclusive right to use the Know-how with a charge to be negotiated later.

(b) Upon termination of this Agreement for any reason otherwise than in accordance with clause 9.1:

(i) GHLV and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 5) any unsold or unused stocks of the Licensed Products for a period of six (6) months following the date of termination;

(ii) subject to paragraph (a) above, GHLV shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents, in so far and for as long as any of the Licensed Patents remains in force, or the Know-how;

(iii) subject to paragraph (a) above, GHLV shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents;

(iv) all milestones (pursuant to clause 5.1) due up to the date of termination to Globe Labs by GHLV will become payable; and

(v) subject as provided in this clause 9.3(b), (c) and (d) and except in respect of any accrued rights, neither Party shall be under any further obligation to the other.

(c) Upon termination of this Agreement for any reason otherwise than in accordance with clause 9.1, and at Globe Labs's request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms under which GHLV will:

(i) transfer to Globe Labs exclusively all clinical and other data relating to the development of the Licensed Products;

(ii) to the extent possible, seek to have any product licences, pricing approvals and other permits and applications transferred into the name of Globe Labs or its nominee;

(iii) grant Globe Labs an exclusive, worldwide licence, with the rights to grant sub-licences, under any improvements and other intellectual property owned or controlled by GHLV relating to the Licensed Products; and

(iv) grant Globe Labs or its nominee the right to continue to use any product name that had been applied to the Licensed Products prior to termination of this Agreement.

(d) If the Parties are unable to agree the terms of an agreement as described in clause 9.3(c) within six (6) months of Globe Labs requesting the negotiation of such an agreement, either Party may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall

be final and binding on the Parties. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

10 General

10.1 Force majeure

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

10.2 Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of Globe Labs and GHLV.

10.3 Assignment

GHLV shall not assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Licensed Patents or rights under the Licensed Patents, without the prior written consent of Globe Labs.

10.4 Waiver

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

10.5 Invalid clauses

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

10.6 No agency

Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

10.7 Interpretation

In this Agreement:

(a) the headings are used for convenience only and shall not affect its interpretation;

(b) references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

10.8 Notices

(a) Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below::

Globe Labs: 604-325-9593

GHLV: 604-324-4845

(b) Notices could be sent by electronic mails (emails), subject to receipt of the confirmation by the receiving party.

10.9 Law and jurisdiction

The validity, construction and performance of this Agreement shall be governed by the laws of the Province of British Columbia, Canada and shall be subject to the exclusive jurisdiction of the British Columbia courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

AGREED by the Parties through their authorised signatories:

For and on behalf of
Globe Laboratories Inc.

[signature]
signed

Julian Salari
print name

Title CFO

Date March 13 - 2009

For and on behalf of
Global Health Ventures Inc.

[signature]
signed

HASSAN SALARI
print name

Title CEO

Date March 13 - 2009

SCHEDULE 1

Patent

CONFIDENTIAL MATTER

SCHEDULE 2

RESEARCH CONTRACT

This agreement (the "Agreement") shall survive the duration of the life of the License Agreement Signed between Globe Laboratories Inc ("Globe") and Global Health Ventures Inc ("Company").

Global Health Ventures shall pay Globe Laboratories $50,000 per calendar quarter for research on the sublingual technologies developed by Globe Laboratories.
Work to be Done:

1- Globe shall invest towards, improvement of the formulation of sublingual Viagra.
2- Testing the drugs stability and shelf life.
3- Testing the drug bioavailability in animals.
4- Measurement of the blood drug level in human
5- Development of a cost effective testing the drug level in the blood
6- Comparing the drug PK in humans given oral, and different sublingual formulation
7- Research on the improved formulation
8- Continued patent filling and patent maintenance

Payments are payable on the beginning of each quarter.

Accepted and Agreed

Globe Laboratories Inc.

Julian Salari
CFO

Global Health Ventures Inc.

Hassan Salari
CEO